UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Welltower Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

SUPPLEMENT TO PROXY STATEMENT

RELATED TO ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2025

Welltower Inc. (“Welltower”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on April 11, 2025 in connection with Welltower’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 22, 2025 at 9:30 a.m. Eastern Time. Welltower is filing this supplement (the “Supplement”) to the Proxy Statement to update the disclosures relating to “Proposal 4 – Approval of the Amended and Restated Welltower Inc. 2022 Long-Term Incentive Plan” on page 67 of the Proxy Statement. Capitalized terms not defined herein have the meaning set forth in the Proxy Statement.

Proposal 4 concerns certain changes to the Welltower Inc. 2022 Long-Term Incentive Plan (the “Plan,” and as amended and restated, the “Amended and Restated Plan”) adopted by the Board of Directors on April 7, 2025, which are subject to approval by Welltower’s shareholders at the Annual Meeting. As disclosed on page 67 of the Proxy Statement, Proposal 4 would change to the Plan to increase the aggregate number of shares of common stock that may be issued under the Plan by 10,000,000 shares, for a total of 20,000,000 shares authorized for issuance under the Amended and Restated Plan. Additional modifications to the Plan under Proposal 4 include increasing the limit on the number of shares that may be granted as “Incentive Stock Options” (as defined in Section 422 of the Code) in Section 12.1 of the Plan by 10,000,000 shares, for a total of 20,000,000 shares; extending the term of the Plan from March 29, 2032 to April 6, 2035; and amending the Plan to reflect changes to Section 162(m) of the Code.

In order to provide shareholders with additional information regarding the alterations to the Plan to reflect changes to Section 162(m) of the Code, the following paragraphs are added to the end of the section entitled “Performance Awards” under the “SUMMARY OF THE AMENDED AND RESTATED PLAN”.

As a result of changes to Section 162(m) of the Code, the Amended and Restated Plan removes certain provisions that were previously set forth in the Welltower Inc. 2022 Long-Term Incentive Plan. These changes to Section 162(m) ended the ability of publicly traded companies such as Welltower to exclude the value of “performance-based compensation” when applying the deduction limitation applicable to companies under Section 162(m). All of these changes affect Performance Awards that may be granted under the Amended and Restated Plan.

The resulting deletions from the Amended and Restated Plan include the following: First, in order to qualify as “performance-based compensation”, Section 162(m) previously required that stockholders must approve the material terms of the performance goals, including the business criteria on which these goals were based (but not the specific quantitative targets). Therefore the Plan previously contained a lengthy list of business criteria that Welltower could use when granting Performance Awards that were approved by Welltower’s shareholders. Second, a plan under which “performance-based compensation” could be awarded was required to contain a limit applicable to each participant on an individual basis of either a maximum dollar amount or a formula under which maximum compensation would be calculated. Therefore the Plan previously contained a limit on the maximum number of options or SARs that could be granted during a calendar year to a single participant and a separate limit on the maximum number of shares covered by awards (other than options and SARs) containing performance goals that could be granted during a calendar year to a single participant. Third, “performance-based compensation” under Section 162(m) was required to be “objective”, which included limitations on the use of discretion by the company when determining the amount of compensation. Section 162(m) prohibited the use of discretion that would increase the amount of the compensation paid under the award but allowed for the use of discretion to reduce or eliminate the compensation paid under the award. Therefore the Plan previously contained language that allowed Welltower to adjust downwards, but not upwards, the amount payable under a stock award containing performance goals and also provided that Welltower could not waive achievement of the applicable performance goals, except in the event of a participant’s death or disability. When Section 162(m) was amended, all of these requirements became irrelevant under the Code since even compensation that would otherwise have qualified as “performance-based compensation” is now required to be included when applying the limitation on deductibility for compensation paid by Welltower to certain of its executives.

This Supplement is being filed with the SEC and made available to stockholders on May 13, 2025. Other than as described in this Supplement, the information in the Proxy Statement remains unchanged, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

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